Exhibit 10.15

OP SUB CONTRIBUTION AGREEMENT

DATED AS OF SEPTEMBER 13, 2010

BY AND AMONG AMERICAN ASSETS TRUST, L.P.,

a Maryland limited partnership

[OP SUBSIDIARY ENTITY],

a Delaware limited liability company

AMERICAN ASSETS TRUST, INC.,

a Maryland corporation

AND

THE CONTRIBUTORS

as set forth on Schedule I hereto

i

DEFINED TERMS

TERM	SECTION

Accredited Investor	Section 6.02
Affiliate	Section 6.02
Agreement	Introduction
Allocated Share	Section 6.02
Alternate Transaction	Section 6.02
American Assets Entity	Section 6.02
Business Day	Section 6.02
Closing	Section 2.02
Closing Date	Section 2.02
Code	Section 6.02
Consent Form	Section 6.02
Consenting Holder	Recitals
Contributed Interest	Recitals
Contribution Consideration	Section 1.02
Contributor	Introduction
Decrease	Section 6.02
Dispute	Section 6.08
Elected OP Unit Percentage	Section 6.02
Elected REIT Shares Percentage	Section 6.02
Equity Value	Section 6.02
Escrow Agreement	Section 6.02
Excluded Assets	Section 5.05
Formation Transactions	Section 6.02
Formation Transaction Documentation	Section 6.02
Forward REIT Merger Entities	Recitals
Forward OP Merger Entities	Recitals
Governmental Authority	Section 6.02
Intercompany Debt	Section 6.02
Intercompany Debt Adjustments	Section 6.02
IPO	Recitals
IPO Closing Date	Section 6.02
IPO Price	Section 6.02
JAMS	Section 6.08(b)
Joinder Date	Section 5.06
Laws	Section 6.02
Liens	Section 6.02
Lock-Up Agreement	Section 6.02
OP Material Adverse Effect	Section 6.02
OP Sub Forward Merger Entities	Recitals
OP Sub Reverse Merger Entities	Recitals
OP Units	Recitals
Operating Partnership	Introduction
Operating Partnership Agreement	Section 3.05

Operating Partnership Subsidiary	Section 3.01
Organizational Documents	Section 1.01
Outside Date	Section 2.06
Ownership Limits	Section 1.02
Person	Section 6.02
Pre-Formation Interests	Section 6.02
Pre-Formation Participants	Section 6.02
Properties	Section 6.02
Prospectus	Section 6.02
Rady Trust	Section 2.01(b)(i)
Registration Statement	Section 2.06
REIT	Introduction
REIT Shares	Recitals
REIT Sub Forward Merger Entities	Recitals
Representation, Warranty and Indemnity Agreement	Section 6.02
Sale Consent	Section 5.03(a)
SEC	Section 2.01
Securities Act	Section 6.02
Subsidiary	Section 6.02
Target Asset	Section 6.02
Tax	Section 6.02
Tax Protection Agreement	Section 6.02
Valid Election	Section 6.02

OP SUB CONTRIBUTION AGREEMENT

THIS OP SUB CONTRIBUTION AGREEMENT is made and entered into as of September 13, 2010 (this “Agreement”), by and among American Assets Trust, L.P., a Maryland limited partnership (the “Operating Partnership”), American Assets Trust, Inc., a Maryland corporation (the “REIT”), the contributors whose names appear on Schedule I hereto (each a “Contributor” and, collectively, the “Contributors”), and [OP Subsidiary Entity], a Delaware limited liability company to be formed prior to the Closing Date (defined below) and to be wholly owned by the Operating Partnership (the “OP Subsidiary”). Certain capitalized terms are defined in Section 6.02 of this Agreement.

RECITALS

WHEREAS, the REIT desires to consolidate the ownership of a portfolio of properties currently owned, directly or indirectly, by certain entities each as described on Exhibit A hereto;

WHEREAS, concurrently with the execution of this Agreement, each of the entities identified on Exhibit A hereto as “Forward REIT Merger Entities” (the “Forward REIT Merger Entities”) will enter into an agreement and plan of merger with the REIT pursuant to which each such Forward REIT Merger Entity will merge with and into the REIT and the equity interest in each Forward REIT Merger Entity will be converted automatically into the right to receive cash, without interest, or shares of common stock of the REIT, par value $.01 per share (the “REIT Shares”);

WHEREAS, concurrently with the execution of this Agreement, the REIT will enter into agreements and plans of merger with certain American Assets Entities identified as “REIT Sub Forward Merger Entities” on Exhibit A hereto (the “REIT Sub Forward Merger Entities”), pursuant to which, concurrently with the mergers identified in the preceding paragraph, each of the REIT Sub Forward Merger Entities will merge with and into wholly owned subsidiaries of the REIT;

WHEREAS, immediately following the completion of the mergers described in the preceding paragraphs, the REIT will contribute to the Operating Partnership, (i) all of the assets, rights and obligations of the Forward REIT Merger Entities acquired by the REIT as a result of the mergers between it and the Forward REIT Merger Entities and (ii) all of the REIT’s interests in the surviving entities of the mergers of the REIT Sub Forward Merger Entities with and into wholly owned subsidiaries of the REIT;

WHEREAS, pursuant to this Agreement, immediately following the completion of the mergers and contributions described in the preceding paragraphs, each Contributor shall contribute to the OP Subsidiary all of such Contributor’s interests (the “Contributed Interest”) in the applicable American Assets Entities identified as “Contributed Entities” on Exhibit A, and the OP Subsidiary shall acquire from each Contributor all of such Contributor’s right, title and interest as a holder of the Contributed Interests; provided, that if any Contributed Entity shall no longer exist as of the time of consummation of this Agreement, the term Contributed Interest shall include all interests in any entity which was held by such Contributed Entity at the time such Contributed Entity shall have ceased to exist;

WHEREAS, concurrently with the execution of this Agreement, the Operating Partnership, or a wholly-owned subsidiary of the Operating Partnership, will enter into a contribution agreement substantially similar to this agreement with certain other holders of interests in certain American Assets Entities, pursuant to which, concurrently with the contributions described in the preceding paragraph, each such other contributor shall contribute to the Operating Partnership, or a wholly-owned subsidiary of the Operating Partnership, respectively, all of such contributor’s interests in the applicable American Assets Entity, and the Operating Partnership, or such subsidiary, as applicable, shall acquire from each such other contributor all of such other contributor’s right, title and interest as a holder of the interests in such American Assets Entities;

WHEREAS, concurrently with the execution of this Agreement, the Operating Partnership will enter into an agreement and plan of merger with certain American Assets Entities identified as “Forward OP Merger Entities” on Exhibit A hereto (collectively, the “Forward OP Merger Entities”), pursuant to which, immediately following the mergers and contributions identified in the preceding paragraphs, each Forward OP Merger Entity will merge with and into the Operating Partnership in the order set forth in the merger agreement for such entities;

WHEREAS, concurrently with the execution of this Agreement, the Operating Partnership will enter into agreements and plans of merger with certain American Assets Entities identified as “OP Sub Forward Merger Entities” on Exhibit A hereto (collectively, the “OP Sub Forward Merger Entities”), pursuant to which, immediately following the mergers and contributions identified in the preceding paragraph, each OP Sub Forward Merger Entity will merge with and into a separate wholly owned subsidiary of the Operating Partnership;

WHEREAS, concurrently with the execution of this Agreement, the Operating Partnership will enter into agreements and plans of merger with certain American Assets Entities identified as “OP Sub Reverse Merger Entities” on Exhibit A hereto (collectively, the “OP Sub Reverse Merger Entities”), pursuant to which, concurrently with the mergers identified in the preceding paragraph, a separate wholly-owned subsidiary of the Operating Partnership will merge with and into each OP Sub Reverse Merger Entity;

WHEREAS, in lieu of one or more of the mergers described in the preceding paragraphs and at the same time as such mergers would have otherwise occurred, certain holders (the “Consenting Holders”) of interests in certain American Assets Entities shall contribute to the Operating Partnership, or a wholly-owned subsidiary of the Operating Partnership, all of their interests in the applicable American Assets Entity, and the Operating Partnership or such subsidiary shall acquire from each Consenting Holder, all of each Consenting Holder’s right, title and interest as a holder of interests in such American Assets Entities;

WHEREAS, the Formation Transactions relate to the proposed initial public offering (the “IPO”) of the REIT Shares, following which the REIT will operate as a self-administered and self-managed real estate investment trust within the meaning of Section 856 of the Code; and

WHEREAS, all necessary approvals have been obtained by each of the Operating Partnership, OP Subsidiary and each Contributor to consummate the transactions contemplated herein and by the other Formation Transaction Documentation.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

CONTRIBUTION

Section 1.01 CONTRIBUTION TRANSACTION; ASSIGNMENT AND ASSUMPTION.

(a) At the Closing and subject to the terms and conditions contained in this Agreement, each Contributor hereby contributes, assigns, sets over, transfers, conveys and delivers to the OP Subsidiary, absolutely and unconditionally and free and clear of all Liens (other than those arising under the partnership, limited liability company or similar agreement(s) of the applicable American Assets Entities (the “Organizational Documents”)), all of its right, title and interest in and to its Contributed Interests, including all rights to indemnification in favor of such Contributor under its Organizational Documents; provided, that the OP Subsidiary accepts the assignment by such Contributor and agrees to be bound by the terms of the Organizational Documents governing such Contributor’s Contributed Interest and undertakes, assumes and agrees punctually and faithfully to perform, pay or discharge when due and otherwise in accordance with its terms, all agreements, covenants, conditions, obligations and liabilities of such Contributor in the applicable American Assets Entities with respect to such Contributor’s Contributed Interest on or after the Closing Date.

(b) In accordance with the terms of the Organizational Documents governing each Contributor’s Contributed Interest, this Agreement shall serve as notice to the partners, managers or members, as the case may be, of each of the applicable American Assets Entities of the transfer of each Contributor’s Contributed Interest, and such partners, managers or members, as the case may be, of each of the applicable American Assets Entities, to the extent applicable, consents to, and agrees and acknowledges that all requirements and conditions for such transfer and the admission of the OP Subsidiary as a substituted partner or member have been satisfied or otherwise waived.

(c) All of the parties hereto agree that, as a result of the assignment and assumptions hereunder, for purposes of the Organizational Documents governing each Contributor’s Contributed Interest, the OP Subsidiary shall be a substituted partner or member, as the case may be, of the applicable American Assets Entity.

Section 1.02 CONSIDERATION.

(a) Under and subject to the terms and conditions set forth herein, as the result of an irrevocable election indicated on a Consent Form submitted by each Contributor, or as a result of the failure of each Contributor to submit a Consent Form, each Contributor is irrevocably bound to accept and entitled to receive, in consideration for the Contributed Interests contributed pursuant to this Agreement, a specified share of the aggregate pre-IPO equity value of the American Assets Entities in the form of the right to receive cash, REIT Shares and/or OP Units.

(b) At Closing, subject to the terms and conditions contained in this Agreement, in exchange for its Contributed Interests, each Contributor shall receive cash, OP Units and/or REIT Shares with an aggregate value equal to the portion of Equity Value represented by the Contributed Interests as set forth on Schedule I hereto (collectively referred to as the “Contribution Consideration”).

Subject to Section 1.03, the amount of cash, number of OP Units and/or REIT Shares comprising the Contribution Consideration for each Contributed Interest shall be as follows:

(i) Cash. One hundred percent (100%) of the Allocated Share for each Contributed Interest held by a Contributor, in the event such Contributor is not an Accredited Investor, shall be paid in cash.

(ii) OP Units. The Elected OP Unit Percentage of the Allocated Share for the Contributed Interest or portion thereof held by a Contributor, in the event such Contributor is an Accredited Investor, shall be distributed in OP Units in the form of a number of OP Units equal to the applicable portion of such Allocated Share divided by the IPO Price; and

(iii) REIT Shares. The Elected REIT Shares Percentage of the Allocated Share for each Contributed Interest or portion thereof held by a Contributor, in the event such Contributor is an Accredited Investor, shall be distributed in whole REIT Shares in the form of a number of REIT Shares equal to the applicable portion of such Allocated Share divided by the IPO Price; provided, that to the extent such distribution of REIT Shares to such Contributor would result in a violation of the restrictions on ownership and transfer set forth in Section 6.3 of the REIT’s charter (the “Ownership Limits”), such Contributor shall receive (x) the maximum number of whole REIT Shares that would not result in such a violation of the Ownership Limits, and (y) that number of OP Units equal to the remaining number of REIT Shares not distributed as a result of the application of the foregoing clause (x).

(c) At Closing, in the event that a Contributor receives OP Units in exchange for a Contributed Interest, it shall be admitted as a limited partner of the Operating Partnership. By executing and delivering this Agreement, each Contributor agrees and accepts all of the terms and conditions of the Operating Partnership Agreement and shall be deemed to have executed and delivered a counterpart signature page to the Operating Partnership Agreement.

Section 1.03 FRACTIONAL INTEREST. No fractional OP Units or REIT Shares shall be issued pursuant to this Agreement. All fractional OP Units that a Contributor would otherwise be entitled to receive as a result of the Contribution and the other Formation Transactions shall be aggregated, and each Contributor shall receive the number of whole OP Units resulting from such aggregation and, in lieu of any fractional OP Unit resulting from such aggregation, an amount in cash determined by multiplying that fraction of an OP Unit to which such Contributor would otherwise have been entitled, by the IPO Price. All fractional REIT Shares that a Contributor would otherwise be entitled to receive as a result of the Contribution and the other Formation Transactions shall be aggregated, and such Contributor shall receive the number of whole REIT Shares resulting from such aggregation and, in lieu of any fractional REIT Share resulting from such aggregation, an amount in cash determined by multiplying that fraction of a REIT Shares to which such Contributor would otherwise have been entitled, by the IPO Price. No interest will be paid or will accrue on any cash paid or payable in lieu of any fractional OP Unit or REIT Share.

Section 1.04 FURTHER ACTION. If, at any time after the Closing, the Operating Partnership shall determine or be advised that any deeds, bills of sale, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Operating Partnership the right, title or interest in or to a Contributed Interests, the Contributor of such Contributed Interest shall execute and deliver all such deeds, bills of sale, assignments and assurances and take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in such Contributed Interests or otherwise to carry out this Agreement.

Section 1.05 CALCULATION OF CONTRIBUTION CONSIDERATION. As soon as practicable following the determination of the IPO Price and prior to the Closing, all calculations relating to the Contribution Consideration shall be performed in good faith by, or under the direction of, the REIT and the Operating Partnership and the parties hereby agree that, absent manifest error, such calculations shall be final and binding upon each Contributor.

ARTICLE II

CLOSING

Section 2.01 CONDITIONS PRECEDENT.

(a) Condition to Each Party’s Obligations. The respective obligation of each party to effect the contributions contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(i) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the Securities and Exchange Commission (“SEC”) seeking a stop order. This condition may not be waived by any party.

(ii) No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement nor shall any of the same brought by a Governmental Authority of competent jurisdiction be pending that seeks the foregoing.

(b) Conditions to Obligations of the Operating Partnership and OP Subsidiary. The obligations of the Operating Partnership and OP Subsidiary are further subject to satisfaction of the following conditions (any of which may be waived by the Operating Partnership and OP Subsidiary in whole or in part):

(i) Representations and Warranties. Except as would not have a material adverse effect, the representations and warranties of each Contributor contained in this Agreement, as well as those of the Ernest Rady Trust U/D/T March 10, 1983, as amended (the Rady Trust”) contained in the Representation, Warranty and Indemnity Agreement, shall be true and correct in all material respects at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

(ii) Performance by each Contributor. Each Contributor shall have performed each of the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date and each Contributor shall not have breached any of its covenants contained herein in any material respect.

(iii) IPO Closing. The closing of the IPO shall occur substantially concurrently with the Closing.

(iv) Consents, Etc. All necessary consents and approvals of Governmental Authorities or third parties (including lenders) for each Contributor to consummate the transactions contemplated hereby shall have been obtained.

(v) No Material Adverse Change. There shall have not occurred between the date hereof and the Closing Date any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of any American Assets Entity in which the Contributed Interests are being contributed or any other Properties held by such American Assets Entity.

(vi) Representation, Warranty and Indemnity Agreement. The Rady Trust and each other party thereto shall have entered into the Representation, Warranty and Indemnity Agreement.

(vii) Escrow Agreement. Each party thereto shall have entered into the Escrow Agreement.

(viii) Formation Transactions. The Formation Transactions shall have been or shall simultaneously be consummated in accordance with the timing set forth in the respective Formation Transaction Documentation.

(ix) Lock-Up Agreement. Each Contributor shall have entered into the Lock-Up Agreement substantially in the form attached as Exhibit B.

(x) Tax Protection Agreement. In the event that any Contributor (1) owns, directly or indirectly, an interest in any Property specified in the Tax Protection Agreement or (2) has been provided an opportunity to guarantee debt as set forth in the Tax Protection Agreement shall have entered into the Tax Protection Agreement substantially in the form attached as Exhibit C, if applicable.

(c) Conditions to Obligations of each Contributor. The obligations of each Contributor to effect the contribution contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by such Contributor in whole or in part):

(i) Representations and Warranties. Except as would not have an OP Material Adverse Effect, the representations and warranties of the Operating Partnership and OP Subsidiary contained in this Agreement shall be true and correct at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

(ii) Performance by the Operating Partnership. Except as would not have an OP Material Adverse Effect, each of the Operating Partnership and OP Subsidiary shall have performed all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(iii) Registration Rights Agreement. The REIT shall have entered into the registration rights agreement, substantially in the form attached as Exhibit D hereto. This condition may not be waived by any party hereto.

(iv) Tax Protection Agreement. In the event that such Contributor (1) owns, directly or indirectly, an interest in any Property specified in the Tax Protection Agreement or (2) has been provided an opportunity to guarantee debt as set forth in the Tax Protection Agreement, the REIT and the Operating Partnership shall have entered into the Tax Protection Agreement substantially in the form attached as Exhibit C, if applicable.

Section 2.02 TIME AND PLACE. Unless this Agreement shall have been terminated pursuant to Section 2.06 hereof, and subject to satisfaction or waiver of the conditions in Section 2.01 hereof, the closing of the contributions contemplated by Section 1.01 and the other transactions contemplated hereby shall occur substantially concurrently with the receipt by the REIT of the proceeds from the IPO from the underwriters (the “Closing” or the “Closing Date”) in the order set forth on Exhibit E. The Closing shall take place at the offices of Latham & Watkins LLP, 12636 High Bluff Drive, Suite 400, San Diego, California 92130 or such other place as determined by the Operating Partnership in its sole discretion.

Section 2.03 DELIVERY OF CONTRIBUTION CONSIDERATION. As soon as reasonably practicable after the Closing, the Operating Partnership shall deliver to each Contributor the Contribution Consideration payable to such Contributor in the amounts and form provided in Section 1.02(b) hereof. The issuance of OP Units pursuant to Section 1.02(b)(ii)

shall be evidenced by an amendment to the Operating Partnership Agreement, and the Operating Partnership shall deliver, or cause to be delivered, an executed copy of such amendment to each Contributor. Any certificate representing REIT Shares issuable as Contribution Consideration shall bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE CORPORATION AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CORPORATION’S CHARTER, (I) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION’S COMMON STOCK IN EXCESS OF [__]% (IN VALUE OR NUMBER OF SHARES) OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE CORPORATION UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (II) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK OF THE CORPORATION IN EXCESS OF [__]% OF THE VALUE OF THE TOTAL OUTSTANDING SHARES OF CAPITAL STOCK OF THE CORPORATION, UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (III) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN CAPITAL STOCK THAT WOULD RESULT IN THE CORPORATION BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; AND (IV) NO PERSON MAY TRANSFER SHARES OF CAPITAL STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO

BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP SET FORTH IN (I) THROUGH (III) ABOVE ARE VIOLATED, THE SHARES OF CAPITAL STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO A TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE CORPORATION MAY TAKE OTHER ACTIONS, INCLUDING REDEEMING SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE AND ABSOLUTE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL UNDERLINED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE CHARTER OF THE CORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF CAPITAL STOCK OF THE CORPORATION ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

Section 2.04 CLOSING DELIVERIES. At the Closing, the parties shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered, any other documents reasonably requested by the Operating Partnership or OP Subsidiary or reasonably necessary or desirable to assign, transfer, convey, contribute and deliver the Contributed Interests, free and clear of all Liens and to effectuate the transactions contemplated hereby.

Section 2.05 CLOSING COSTS. If the Closing occurs, the REIT and the Operating Partnership shall be solely responsible for all transaction costs and expenses of the REIT, the Operating Partnership and the American Assets Entities in connection with the Formation Transactions and the IPO, which include, but are not limited to, the underwriting discounts and commissions. In the event the Closing does not occur, such costs and expenses shall be paid in accordance with the terms of that certain letter agreement entered into by the Property Entities (as defined therein) and American Assets, Inc., a California corporation, dated as of May 17, 2010.

Section 2.06 TERM OF THE AGREEMENT. This Agreement shall terminate automatically if (i) the initial registration statement of the REIT for the IPO (the “Registration

Statement”) has not been filed with the SEC by March 31, 2011, or (ii) the contributions contemplated herein shall not have been consummated on or prior to December 31, 2011 (such date is hereinafter referred to as the “Outside Date”).

Section 2.07 EFFECT OF TERMINATION. In the event of termination of this Agreement for any reason, all obligations on the part of the Operating Partnership the OP Subsidiary and each Contributor under this Agreement shall terminate, except that the obligations set forth in Article VI shall survive, it being understood and agreed, however, for the avoidance of doubt, that if this Agreement is terminated because one or more of the conditions to the non-breaching party’s obligations under this Agreement are not satisfied by the Outside Date as a result of the other party’s material breach of a covenant, representation, warranty or other obligation under this Agreement or any other Formation Transaction Documentation, the non-breaching party’s right to pursue all legal remedies with respect to such breach will survive such termination unimpaired.

Section 2.08 TAX WITHHOLDING. The Operating Partnership and OP Subsidiary shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to any holder of Contributed Interest such amounts required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Contributed Interest in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE OPERATING PARTNERSHIP AND OP SUBSIDIARY

Each of the Operating Partnership and OP Subsidiary hereby represents and warrants to each Contributor as follows:

Section 3.01 ORGANIZATION; AUTHORITY.

(a) Each of the Operating Partnership and OP Subsidiary has been duly incorporated or formed and is validly existing and in good standing under the Laws of its jurisdiction of formation or incorporation, as applicable, and, upon the effectiveness of the Operating Partnership Agreement, will have all requisite power and authority to enter into this Agreement and the other Formation Transaction Documentation and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate its property and to carry on its business as presently conducted and each of the Operating Partnership and OP Subsidiary, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect.

(b) Schedule 3.01(b) sets forth as of the date hereof, (i) each Subsidiary of the Operating Partnership (each an “Operating Partnership Subsidiary”), (ii) the ownership interest therein of the Operating Partnership, and (iii) if not wholly owned by the Operating Partnership, the identity and ownership interest of each of the other owners of such Operating Partnership Subsidiary. Each Operating Partnership Subsidiary has been duly organized or formed and is validly existing and is in good standing under the Laws of its jurisdiction of organization or formation, as applicable, has all requisite power and authority to own, lease and/or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect.

Section 3.02 DUE AUTHORIZATION. The execution, delivery and performance of this Agreement and the other Formation Transaction Documentation (including each agreement, document and instrument executed and delivered by or on behalf of the Operating Partnership and OP Subsidiary pursuant to this Agreement or the other Formation Transaction Documentation) by the Operating Partnership and OP Subsidiary has been duly and validly authorized by all necessary actions required of each of the Operating Partnership and OP Subsidiary, respectively. This Agreement, the other Formation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of each of the Operating Partnership and OP Subsidiary pursuant to this Agreement or the other Formation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of each of the Operating Partnership and OP Subsidiary, enforceable against each of the Operating Partnership and OP Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 3.03 CONSENTS AND APPROVALS. Except in connection with the IPO and the consummation of the other Formation Transactions or as shall have been obtained on or prior to the Closing Date, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the Operating Partnership or OP Subsidiary in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for (i) those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect, or (ii) those consents of the Pre-Formation Participants under the organizational documents of the applicable American Assets Entity, the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect.

Section 3.04 NO VIOLATION. None of the execution, delivery or performance of this Agreement, the other Formation Transaction Documentation, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (A) the organizational documents of the Operating Partnership or OP Subsidiary, (B) any agreement, document or instrument to which the Operating Partnership or OP Subsidiary or any of their respective assets are bound or (C) any term or provision of any judgment, order, writ, injunction, or decree binding on the Operating Partnership or OP Subsidiary, except for, in the case of clause (B) or (C), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect.

Section 3.05 VALIDITY OF OP UNITS. Any OP Units to be issued pursuant to this Agreement will have been duly authorized and, when issued against the consideration therefor, will be validly issued by the Operating Partnership, free and clear of all Liens created by the Operating Partnership (other than any Liens created by the Agreement of Limited Partnership of the Operating Partnership (the “Operating Partnership Agreement”)).

Section 3.06 LITIGATION. Except for actions, suits or proceedings covered by policies of insurance, there is no action, suit or proceeding pending or, to the knowledge of the Operating Partnership or OP Subsidiary, threatened against the Operating Partnership or any Operating Partnership Subsidiary, other than actions, suits, proceedings that individually or in the aggregate, would not reasonably be expected, (a) if adversely determined, to have an OP Material Adverse Effect, or (b) to impair the ability of the Operating Partnership or OP Subsidiary to execute or deliver, or materially perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby, to such an extent as would result in an OP Material Adverse Effect.

Section 3.07 OPERATING PARTNERSHIP AGREEMENT. Attached as Exhibit F hereto is a true and correct copy of the Operating Partnership Agreement in substantially final form.

Section 3.08 LIMITED ACTIVITIES. Except for activities in connection with the IPO or the Formation Transactions or in the ordinary course of business, neither the Operating Partnership, the Operating Partnership Subsidiaries nor OP Subsidiary have engaged in any material business or incurred any material obligations.

Section 3.09 NO BROKER. Neither the Operating Partnership nor OP Subsidiary has entered into, and each of the Operating Partnership and OP Subsidiary covenants that it will not enter into, any agreement, arrangement or understanding with any Person or firm which will result in the obligation of any Contributor nor any Affiliates thereof to pay any finder’s fee, brokerage commission or similar payment in connection with the transaction contemplated by this Agreement (other than underwriting discounts, commissions and other fees and expenses to be paid by the REIT in connection with the IPO and any related financing transactions).

Section 3.10 NO OTHER REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article III and any other agreement entered into in connection with the Formation Transactions, the Operating Partnership and OP Subsidiary shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby. All representations, warranties and covenants of the Operating Partnership and OP Subsidiary contained in this Agreement shall expire at Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS

Except as disclosed in the Prospectus or the schedules hereto, each Contributor hereby represents, warrants and agrees that as of the Closing Date:

Section 4.01 ORGANIZATION; AUTHORITY. If such Contributor is a natural person, such Contributor has the legal capacity and authority to execute, deliver and perform its obligations under this Agreement, and no Person has any community property rights, by virtue of marriage or otherwise, with respect to the Contributed Interest. If such Contributor is a Person other than a natural person, such Contributor has been duly formed, is validly existing and (to the extent such concept is applicable to such Person) in good standing under the Laws of its jurisdiction of formation, and has all requisite power and authority to enter into this Agreement, each agreement contemplated hereby and the other Formation Transaction Documentation to which it is a party (including any agreement, document and instrument executed and delivered by or on behalf of such Contributor pursuant to this Agreement or the other Formation Transaction Documentation) and to carry out the transactions contemplated hereby and thereby.

Section 4.02 DUE AUTHORIZATION. If such Contributor is a Person other than a natural person, the execution, delivery and performance of this Agreement (including any agreement, document and instrument executed and delivered pursuant to this Agreement) by such Contributor have been duly and validly authorized by all necessary actions required of such Contributor. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of such Contributor pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Contributor, each enforceable against such Contributor in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 4.03 OWNERSHIP OF CONTRIBUTED INTERESTS. Such Contributor is the sole record owner of all of its Contributed Interests and has the power and authority to transfer, sell, assign and convey to the Operating Partnership its Contributed Interests free and clear of any Liens and, upon delivery of the consideration for such Contributed Interests as provided herein, the Operating Partnership will acquire good and valid title thereto, free and clear of any Liens (other than those Liens created by the Organizational Documents governing such Contributed Interest). Except as provided for or contemplated by this Agreement or the other applicable Formation Transaction Documentation, there are no rights to purchase, veto rights with respect to transfers, subscriptions, warrants, options, conversion rights, preemptive rights, agreements, instruments or understandings of any kind outstanding (i) relating to its Contributed Interests or (ii) to purchase, transfer or to otherwise acquire, or to in any way encumber, any of the interests which comprise its Contributed Interests or any securities or obligations of any kind convertible into any of the interests which comprise its Contributed Interests. Such Contributor has no equity interest, either direct or indirect, in the Properties, except for such Contributor’s Contributed Interests.

Section 4.04 CONSENTS AND APPROVALS. Except as shall have been obtained or satisfied on or prior to the Closing Date, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by such Contributor in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for those consents, waivers, approvals, authorizations or registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

Section 4.05 NO VIOLATION. None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (A) the organizational documents of such Contributor, if such Contributor is a person other than a natural Person, (B) any agreement, document or instrument to which such Contributor is a party or by which such Contributor or its Contributed Interests are bound or (C) any term or provision of any judgment, order, writ, injunction, or decree binding on such Contributor (or its assets or properties), except, in the case of clause (B) or (C), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

Section 4.06 TAXES. Except as set forth in Schedule 4.06, such Contributor has included all income, gain, loss, deduction or other Tax items in such Contributor’s income Tax returns in a manner consistent with the Schedule K-1’s received by such Contributor from each American Assets Entity, the interests of which are being contributed by such Contributor.

Section 4.07 NON-FOREIGN PERSON. Unless otherwise indicated on the Contributor’s Consent Form, such Contributor is a United States person (as defined in the Code).

Section 4.08 LITIGATION. Except as set forth in Schedule 4.08, to such Contributor’s knowledge, there is no action, suit or proceeding pending or threatened against such Contributor affecting all or any portion of its Contributed Interests or such Contributor’s ability to consummate the transactions contemplated hereby which, if adversely determined, would adversely affect such Contributor’s ability to so consummate the transactions contemplated hereby. Such Contributor knows of no outstanding order, writ, injunction or decree of any Governmental Authority against or affecting all or any portion of such Contributor’s Contributed Interests, which in any such case would impair such Contributor’s ability to enter into and perform all of its obligations under this Agreement.

Section 4.09 INSOLVENCY. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to such Contributor’s knowledge, threatened against such Contributor, nor are any such proceedings contemplated by such Contributor.

Section 4.10 INVESTMENT. Such Contributor acknowledges that the offering and issuance of the REIT Shares and/or OP Units to be acquired pursuant to this Agreement are intended to be exempt from registration under the Securities Act and that the REIT’s and Operating Partnership’s reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of such Contributor contained herein and in such Contributor’s Consent Form. In furtherance thereof, such Contributor represents and warrants to the Operating Partnership as follows:

(a) Such Contributor is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

(b) Such Contributor is acquiring the REIT Shares and/or OP Units solely for its own account for the purpose of investment and not as a nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution of any thereof in violation of the securities Laws.

(c) Such Contributor is knowledgeable, sophisticated and experienced in business and financial matters; such Contributor has previously invested in securities similar to the REIT Shares and/or OP Units and fully understands the limitations on transfer imposed by the federal securities Laws. Such Contributor is able to bear the economic risk of holding the REIT Shares and/or OP Units for an indefinite period and is able to afford the complete loss of its investment in the REIT Shares and/or OP Units; such Contributor has received and reviewed all information and documents about or pertaining to the Operating Partnership and the business and prospects of the Operating Partnership and the issuance of the REIT Shares and/or OP Units as such Contributor deems necessary or desirable, and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents, the REIT, the Operating Partnership and the business and prospects of the REIT and the Operating Partnership which such Contributor deems necessary or desirable to evaluate the merits and risks related to its investment in the REIT Shares and/or OP Units; and such Contributor understands and has taken cognizance of all risk factors related to the purchase of the REIT Shares and/or OP Units. Such Contributor is relying upon its own independent analysis and assessment (including with respect to taxes), and the advice of such Contributor’s advisors (including tax advisors), and not upon that of the Operating Partnership or any of the Operating Partnership’s Affiliates, for purposes of evaluating, entering into, and consummating the transactions contemplated hereby.

(d) Such Contributor acknowledges that (i) the OP Units are not redeemable or exchangeable for cash or REIT Shares for a minimum of 14 months after the date of issuance, and (ii) the REIT Shares and/or OP Units have not been registered under the Securities Act and, therefore, unless registered under the Securities Act or an exemption from registration is available, must be held (and the Contributor must continue to bear the economic risk of the investment in the REIT Shares and/or OP Units) indefinitely and may not be transferred or sold.

Section 4.11 NO OTHER REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article IV and any other agreement entered into by such Contributor in connection with the Formation Transactions, such Contributor shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

Section 4.12 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The parties hereto agree and acknowledge that the representations and warranties set forth in this Article IV (other than Section 4.01, Section 4.02, Section 4.03, Section 4.07 and Section 4.10) shall not survive the Closing.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

Section 5.01 COVENANTS OF THE CONTRIBUTORS. From the date hereof through the Closing, except as otherwise provided for or as contemplated by this Agreement or the other applicable Formation Transaction Documentation, each Contributor shall not without the prior written consent of the Operating Partnership, which consent may be withheld by the Operating Partnership in its sole discretion:

(a) Sell, transfer or otherwise dispose, or agree to sell, transfer or otherwise dispose of, all or any portion of the Contributed Interests, or cause the sale, transfer or disposal of all or any portion of the Contributed Interests;

(b) Mortgage, pledge, hypothecate, encumber (or agree, permit or cause to become encumbered) all or any portion of the Contributed Interests;

(c) Cause the applicable American Assets Entity or its Subsidiaries to: file an entity classification election pursuant to Treasury Regulation Section 301.7701-3(c) on Internal Revenue Service Form 8832 (Entity Classification Election) to treat such American Assets Entity or any of its Subsidiaries as an association taxable as a corporation for United States federal income tax purposes; make or change any other Tax elections; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; change any annual Tax accounting period; adopt or change any method of Tax accounting; file any amended Tax return; enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax; surrender of any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or

(d) Authorize or consent to, permit or cause any American Assets Entity to take, any of the actions prohibited by the Formation Transaction Documentation.

Section 5.02 COMMERCIALLY REASONABLE EFFORTS BY THE OPERATING PARTNERSHIP AND THE CONTRIBUTORS. Each of the Operating Partnership and each Contributor shall use commercially reasonable efforts and cooperate with each other in (i) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, and (ii) promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits or authorizations.

Section 5.03 TAX MATTERS.

(a) So long as some portion of the Contribution Consideration with respect to the Contributed Interests is in the form of OP Units, the parties hereto intend and agree that, for United States federal income tax purposes, the Contribution of such Contributed Interests shall constitute an “assets-over” partnership merger within the meaning of Treasury Regulations Section 1.708-1(c)(3)(i), and, as a result, that (i) any payment of cash or REIT Shares for the Contributed Interests shall be treated as a sale of such Contributed Interests by the holder and a purchase of such Contributed Interests by the Operating Partnership for the cash and/or REIT Shares so paid under the terms of this Agreement in accordance with Treasury Regulations Section 1.708-1(c)(4), and (ii) each such holder of the Contributed Interests who accepts cash and/or REIT Shares shall explicitly agree and consent (the “Sale Consent”) to such treatment in their Consent Form as a condition to electing such consideration. To the extent the Operating Partnership acquires any Contributed Interests as described above, or previously acquired such interest, for United States federal income tax purposes the receipt by the Operating Partnership of the portion of property attributable to such Contributed Interests shall be treated as a distribution by applicable American Assets Entity in redemption of such Contributed Interests. Notwithstanding Section 1.02 and any holder’s election as to the form of their Contribution Consideration, if any holder (other than a non-accredited investor), fails to execute a Sale Consent prior to the Closing, such holder’s Contribution Consideration shall consist solely of OP Units. Any cash paid as the Contribution Consideration to a non-accredited investor for a Contributed Interest shall be paid only after the receipt of a Sale Consent from such holder

(b) The Operating Partnership shall prepare or cause to be prepared and file or cause to be filed all income Tax returns of each American Assets Entity the Contributed Interests of which have been contributed pursuant to this agreement and any Subsidiary of such American Assets Entity which are due after the Closing Date. All such income Tax returns (including, for the avoidance of doubt, any amended Tax returns) shall be prepared in a manner consistent with past practice, except as otherwise required by applicable law. No later than ten (10) days prior to the due date (including extensions) for filing such income Tax returns, the Operating Partnership shall deliver such income Tax returns to American Assets, Inc. for its review and approval, which shall not be unreasonably withheld.

(c) The Operating Partnership shall prepare or cause to be prepared all other Tax returns of each American Assets Entity the Contributed Interests of which have been contributed pursuant to this agreement and any Subsidiary of such American Assets Entity.

(d) The REIT, the Operating Partnership and each Contributor shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax returns related to the transactions pursuant to this Agreement and any audit, litigation or administrative, judicial or other inquiry or proceeding with respect to Taxes related to the transactions pursuant to this Agreement. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such action or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The REIT, the Operating Partnership and each Contributor further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

(e) Prior to Closing, each Contributor shall deliver to the Operating Partnership a properly executed certificate prepared in accordance with Treasury regulations section 1.1445-2(b) certifying such Contributor’s non-foreign status, and if requested by the Operating Partnership, and any similar withholding certificates or other forms under applicable state, local or foreign Tax laws.

(f) The REIT and the Operating Partnership make no representations or warranties to the Contributors or to the American Assets Entities regarding the Tax treatment of the contributions pursuant to this Agreement or of the other Formation Transactions, or with respect to any other Tax consequences to any Contributor or any American Assets Entity of this Agreement or the other Formation Transactions. Each Contributor acknowledges that each American Assets Entity and each Contributor are relying solely on their own Tax advisors in connection with this Agreement and the other Formation Transactions.

Section 5.04 CONSENT AND WAIVER OF RIGHTS UNDER ORGANIZATIONAL DOCUMENTS. As of the Closing, each Contributor waives and relinquishes all rights and benefits otherwise afforded to the Contributor (a) under the Organizational Documents of the applicable American Assets Entity including, without limitation, any rights of appraisal, rights of first offer or first refusal, buy/sell agreements, put, option, or similar parallel exit or dissenter rights in connection with the Formation Transactions and the IPO, and any right to consent to or approve of the sale or contribution or other transaction undertaken by the other partners or members of the applicable American Assets Entity of their Contributed Interests to the Operating Partnership, the REIT or any direct or indirect subsidiary thereof and any and all notice provisions related thereto, (b) to the extent permissible under applicable Laws, any statutory rights with respect to the Contributed Interests or the applicable American Assets Entity and (c) for claims against the REIT or the Operating Partnership for breach by any Contributor or any of their respective present or former officers, directors, managing members, general partners or Affiliates of their fiduciary duties or similar obligations (including duties of disclosure) to any of their respective present or former shareholders, members, partners, equity interest holders or Affiliates or the terms of the applicable Organizational Documents. Each Contributor acknowledges that the agreements contained herein and the transactions contemplated hereby and any actions taken in contemplation of the transactions contemplated hereby may conflict with, and may not have been contemplated by, the Organizational Documents of the applicable American Assets Entity or other agreements among one or more holders of such Contributed Interests or one or more of the partners or members of any such American Assets Entity. With respect to each American Assets Entity and each Property in which a Contributed Interest of the Contributor represents a direct or indirect interest, such Contributor expressly gives all consents (and any consents necessary to authorize the proper parties in interest to give all consents) and waivers it is entitled to give that are necessary or desirable to facilitate the contribution or other Formation Transactions relating to such American Assets Entity or property. In addition, if the transactions contemplated hereby occur, this Agreement shall be deemed to be an amendment to the Organizational Documents of the applicable American Assets Entity to the extent the terms herein conflict with the terms thereof, including without limitation, terms with respect to allocations, distributions and the like. In the event the transactions contemplated by this

Agreement do not occur, nothing in this Agreement shall be deemed to be or construed as an amendment or modification of, or commitment of any kind to amend or modify, the Organizational Documents of the applicable American Assets Entity, which shall remain in full force and effect without modification.

Section 5.05 EXCLUDED ASSETS. Prior to or, as specified on Schedule 5.05, as soon as possible following the Closing and after such amounts are reasonably determinable, each American Assets Entity and its Subsidiaries shall distribute or cause to be distributed or paid out the assets identified on Schedule 5.05 (the “Excluded Assets”).

Section 5.06 OBLIGATIONS OF OP SUBSIDIARY. Subject to the terms of this Agreement, the Operating Partnership shall take all reasonable action necessary to cause OP Subsidiary (i) to be formed prior to the Closing Date and become a party to this Agreement by executing a counterpart of this Agreement where indicated on the signature page hereof (the date of such execution, the “Joinder Date”) and (ii) to perform its obligations under this Agreement and to consummate the transactions contemplated hereby on the terms and conditions set forth in this Agreement. All representations, warranties, covenants, agreements, rights and obligations of OP Subsidiary herein shall become effective as to OP Subsidiary as of the Joinder Date.

Section 5.07 ALTERNATE TRANSACTION. In the event that the Operating Partnership determines that a structure change is necessary, advisable or desirable, the Operating Partnership may elect, in its sole and absolute discretion, to effect the Alternate Transaction, without the need for the Operating Partnership to seek any further consent or action from any Contributor, and each Contributor shall, and it shall cause its stockholders, members or partners, as applicable, and Subsidiaries to, enter into such agreements as shall be necessary to consummate the Alternate Transaction.

Section 5.08 EXCLUSION OF INTERESTS. The parties hereby agree that the Operating Partnership shall have the right, in its sole discretion, to exclude any Contributed Interest, or any interest held directly or indirectly through a Contributed Interest, from this contribution after the date hereof until the Effective Time, provided that the Operating Partnership shall provide prior written notice to such Contributor regarding such exclusion.

ARTICLE VI

GENERAL PROVISIONS

Section 6.01 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one (1) Business Day after being sent by a nationally recognized overnight courier or (d) transmitted by facsimile if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

(a) if to the Operating Partnership to:

American Assets Trust, L.P.

c/o American Assets Trust, Inc.

11455 El Camino Real, Suite 200

San Diego, California 92130

Facsimile: (858) 350-2620

Attention: Chief Executive Officer

(b) If to a Contributor, to the address set forth opposite such Contributor’s name on Schedule I hereto.

Section 6.02 DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings.

(a) “Accredited Investor” has the meaning set forth under Regulation D of the Securities Act.

(b) “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(c) “Allocated Share” means the amount that would be allocated to a Pre-Formation Participant that is the holder of an interest in an American Assets Entity in accordance with the provisions of the existing Organizational Documents of such entity relating to distributions of distributable net proceeds from sales of directly or indirectly owned properties or assets, and assuming the sale of the relevant Target Asset or Target Assets that are directly or indirectly owned by such entity for a value equal to such Target Asset’s or Target Assets’ respective Equity Value(s).

Notwithstanding the foregoing, the Allocated Share of any Pre-Formation Participant shall reflect the following adjustments:

1.	Intercompany Debt Adjustment. In calculating Allocated Share, all Intercompany Debt shall be taken into account so that the Allocated Shares of the holders of direct or indirect Pre-Formation Interests in the obligor of Intercompany Debt collectively are reduced, and the Allocated Shares of the holders of direct or indirect Pre-Formation Interests in the obligee of such Intercompany Debt collectively are increased, in each case by the amount of such Intercompany Debt (such adjustments being referred to as “Intercompany Debt Adjustments”).

2.	Entity Specific Debt Adjustment. To the extent that Entity Specific Debt is allocated to a Target Asset, in calculating Allocated Shares of holders of direct or indirect Pre-Formation Interests in the American Assets Entity or Entities owning such Target Asset, the amount of the decrease in Equity Value of such Target Asset attributable to the allocation of such Entity Specific Debt to such Target Asset (through the operation of the formula set forth on Schedule II) (in each case, such decrease being the “Decrease”) shall be taken into account so that:

a.	the Allocated Shares of the holders of direct or indirect Pre-Formation Interests in any obligor(s) under such Entity Specific Debt collectively shall be (i) reduced by the amount equal to the excess of (w) the amount of the Entity Specific Debt owed by such obligor over (x) the amount of the Decrease allocated pro rata to such obligor as a direct or indirect owner of the Target Asset; or (ii) increased by the amount equal to the excess of (y) the amount of the Decrease allocated pro rata to such obligor as a direct or indirect owner of the Target Asset over (z) the amount of the Entity Specific Debt owed by such obligor; and

b.	the Allocated Shares of the holders of direct or indirect Pre-Formation Interests in American Assets Entities owning such Target Asset that are not obligors under such Entity Specific Debt collectively shall be increased by the amount equal to the amount of the Decrease allocated pro rata to such holders as direct or indirect owner of the Target Asset;

with the net effect under the foregoing clauses (a)(i), (a)(ii) and (b) being that the adverse economic impact of the Decrease shall be borne equitably by the holders of direct or indirect Pre-Formation Interests in the actual obligor(s) under such Entity Specific Debt and not by any other holder of direct or indirect Pre-Formation Interests in the American Assets Entities owning such Target Asset.

Illustrative examples of the application of the foregoing Allocated Share adjustments using hypothetical numbers are included as Example 3 and Example 4 in Appendix A to Schedule II.

(d) “Alternate Transaction” means (i) a contribution of all or a portion of the assets of the Contributed Entity held directly or indirectly by a Contributor to the Operating Partnership in exchange for the amount of cash and the number of OP Units and/or REIT Shares that were to be issued pursuant to this Agreement (or a portion thereof equal in value to the value of the portion of such assets contributed to the Operating Partnership), (ii) a contribution by each holder of direct or indirect equity interests in a Contributor to the Operating Partnership in exchange for the amount of cash and the number of OP Units and/or REIT Shares that would have otherwise been received by such holder of direct or indirect equity interests pursuant to this Agreement, (iii) the restructuring of this transaction as either (x) a merger of the Contributed Entity with and into either the REIT or a wholly owned subsidiary of the REIT, or the Operating Partnership or a wholly owned Subsidiary of the Operating Partnership or (y) a merger of a wholly owned subsidiary of either the REIT or the Operating Partnership with and into the Contributed Entity, in each case in exchange for the amount of cash and the number of OP Units and/or REIT Shares that were to be issued pursuant to this Agreement, or (iv) any other transaction pursuant to which the REIT, the Operating Partnership or any of their Subsidiaries acquire the Contributed Entity or all or a portion of the assets held directly or indirectly by a Contributor or the Contributed Entity in a transaction pursuant to which such Contributor receives the amount of cash, the number of OP Units and/or the number of REIT Shares that were to be received by such Contributor pursuant to this Agreement (or a portion thereof equal in value to the value of the portion of such assets acquired by the REIT, the Operating Partnership or any of their Subsidiaries pursuant to such Alternate Transaction).

(e) “American Assets Entity” means a Forward OP Merger Entity, Forward REIT Merger Entity, OP Sub Reverse Merger Entity, OP Sub Forward Merger Entity, REIT Sub Forward Merger Entity, or Contributed Entity, as applicable. As used herein, “American Assets Entities” refer to each American Assets Entity, collectively.

(f) “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of California.

(g) “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

(h) “Consent Form” means the forms provided to each holder of Pre-Formation Interests to consent to the Formation Transactions and to make such holder’s irrevocable elections with respect to consideration to be received in the Formation Transactions.

(i) “Elected OP Unit Percentage” means, with respect to the Contribution Consideration to be received by any Contributor for any Contributed Interest, the percentage of the Allocated Share represented by such Contributed Interest that the Contributor has made a Valid Election to receive in the form of OP Units.

(j) “Elected REIT Share Percentage” means, with respect to the Contribution Consideration to be received by any Contributor for any Contributed Interest, the percentage of the Allocated Share represented by such Contributed Interest that the Contributor has made a Valid Election to receive in the form of REIT Shares.

(k) “Equity Value” has the meaning set forth in Schedule II hereto.

(l) “Escrow Agreement” means the Indemnity Escrow Agreement, dated as of the date hereof, by and among the REIT, the Operating Partnership and the REIT, acting in the capacity of Escrow Agent.

(m) “Formation Transaction Documentation” means all of the agreements and plans of merger relating to all target entities and all contribution agreements (including this Agreement) and related documents and agreements substantially in the forms accompanying the Request for Consent dated July 31, 2010 and identified in Exhibit G hereto, pursuant to which all of the American Assets Entities and/or the equity interests in the American Assets Entities held by the Pre-Formation Participants are to be acquired by the REIT or the Operating Partnership, directly or indirectly, as part of the Formation Transactions.

(n) “Formation Transactions” means the transactions contemplated by this Agreement and the other Formation Transaction Documentation.

(o) “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(p) “Intercompany Debt” means loans or advances among American Assets Entities and/or their Subsidiaries or among holders of Pre-Formation Interests on the one hand and American Assets Entities and/or their Subsidiaries on the other hand, other than those promissory notes set forth on Appendix D to Schedule II for which Del Monte Center is listed as the associated Target Asset, each of which loans or advances are set forth on Schedule III hereto. Intercompany Debt shall not be discharged pursuant to the Formation Transactions except to the extent any such Intercompany Debt merges out of existence by operation of law as a result of such transactions (e.g., if the Operating Partnership acquires both the obligor and obligee interest in a loan which reflects an Intercompany Debt). After the closing of the Formation Transactions, and except as provided below, to the extent any such loans are acquired by the REIT, Operating Partnership or their Subsidiaries (e.g., an obligor or obligee with respect to such loans is merged with or into, or acquired by, one of such entities), the REIT, Operating Partnership or their Subsidiaries (as applicable) shall be permitted to take any actions (including repayment) with respect to such Intercompany Debt as they deem appropriate. Intercompany Debt with respect to which either the obligor or the obligee (but not both such parties) under such Intercompany Debt is acquired, directly or indirectly, by the REIT, Operating Partnership or their Subsidiaries, shall be deemed to be discharged immediately after the Formation Transactions by (i) the REIT, Operating Partnership or their Subsidiaries (as applicable) as obligor, or (ii) the obligor to the REIT, Operating Partnership or their Subsidiaries (as applicable) as obligee, in each case in exchange for the consideration payable as set forth in the applicable Formation Transaction Documentation. The amounts payable and receivable with respect to each item of Intercompany Debt shall be determined by the REIT, for purposes of determining the Intercompany Debt Adjustments, within forty five (45) days prior to the date of the preliminary prospectus used in the IPO roadshow based on its good faith estimate of what such amounts will be as of the IPO Closing Date.

(q) “IPO Closing Date” means the closing date of the IPO.

(r) “IPO Price” means the initial public offering price of a REIT Share in the IPO.

(s) “Laws” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority, including, without limitation, zoning, land use or other similar rules or ordinances.

(t) “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

(u) “Lock-Up Agreement” means that certain Lock-Up Agreement, by and between the underwriters and each investor of the REIT and/or the Operating Partnership.

(v) “OP Material Adverse Effect” means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of the Operating Partnership and each Operating Partnership Subsidiary, taken as a whole.

(w) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(x) “Pre-Formation Interests” means the interests held by the Pre-Formation Participants in the American Assets Entities.

(y) “Pre-Formation Participants” means the holders of the equity interests in the relevant American Assets Entities immediately prior to the Formation Transactions.

(z) “Properties” means the office or other property owned by the American Assets Entities or any of their Subsidiaries or leased pursuant to a ground lease.

(aa) “Prospectus” means the REIT’s final prospectus as filed with the SEC.

(bb) “Representation, Warranty and Indemnity Agreement” means the Representation, Warranty and Indemnity Agreement, dated as of the date hereof, by and among the REIT, the Operating Partnership and the Rady Trust.

(cc) “Securities Act” means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

(dd) “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii)(A) ten percent (10%) or more of the voting power of the voting capital stock or other equity interests, or (B) ten percent (10%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

(ee) “Target Asset” has the meaning set forth in Schedule II hereto.

(ff) “Tax” means all federal, state, local and foreign income, gross receipts, license, property, withholding, sales, franchise, employment, payroll, goods and services, stamp, environmental, customs duties, capital stock, social security, transfer, alternative minimum, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto, whether or not disputed.

(gg) “Tax Protection Agreement” means that certain Tax Protection Agreement, by and among the REIT, the Operating Partnership and the parties identified as a signatory on Schedule A thereto.

(hh) “Valid Election” means, with respect to any Contributed Interest, an irrevocable election to receive all or a portion of its Allocated Share in the form of OP Units or REIT Shares as indicated on the properly completed and timely received Consent Form of the Contributor or a Consent Form as to which any deficiencies have been waived by the REIT.

Section 6.03 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

Section 6.04 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement, the other Formation Transaction Documentation and the Consent Forms to which the parties hereto are a party, including, without limitation, the exhibits and schedules hereto and thereto, constitute the entire agreement and, except as set forth in Section 2.05, supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.

Section 6.05 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of California, regardless of any Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 6.06 ASSIGNMENT. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that each of the Operating Partnership and the OP Subsidiary may assign their respective rights and obligations hereunder to an Affiliate.

Section 6.07 JURISDICTION. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the County of San Diego, with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.

Section 6.08 DISPUTE RESOLUTION. The parties intend that this Section 6.08 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.

(a) Upon any dispute, controversy or claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof (“Dispute”), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute. All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to Section 6.08(c) below without regard to any such ten (10) Business Day negotiation period.

(b) Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to Section 6.08(a) above shall be submitted to final and binding arbitration in California before one neutral and impartial arbitrator, in accordance with the Laws of the State of California for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS, Inc. (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures. Within fifteen (15) days following a demand for arbitration, the arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than sixty (60) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible. The award, which shall set forth the arbitrator’s findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

(c) Notwithstanding the parties’ agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party’s rights under this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(d) The prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator, and the fees, costs, and expenses of the arbitrator. The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.

Section 6.09 SEVERABILITY. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision is held invalid, illegal or unenforceable under applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

Section 6.10 RULES OF CONSTRUCTION.

(a) The parties hereto agree that they had the opportunity to be represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 6.11 EQUITABLE REMEDIES. The parties agree that irreparable damage would occur to the Operating Partnership in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Operating Partnership shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by a Contributor and to enforce specifically the terms and provisions hereof in any federal or state court located in California, this being in addition to any other remedy to which the Operating Partnership is entitled under this Agreement or otherwise at law or in equity.

Section 6.12 TIME OF THE ESSENCE. Time is of the essence with respect to all obligations under this Agreement.

Section 6.13 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 6.14 NO PERSONAL LIABILITY CONFERRED. This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee or shareholder of the Operating Partnership or any of the Contributors.

Section 6.15 CONSENT OF PARTNER, MANAGER OR MEMBER. In accordance with the terms of certain of the agreements governing the Contributed Interests, the undersigned, in its capacity as a partner, manager or member of one or more of the American Assets Entity in which Contributed Interest are held, consents to the applicable transfers contemplated in Section 1.01 hereof and the admission of the Operating Partnership as a substituted partner or member in each applicable American Assets Entity and waives any right of first refusal which the undersigned has with respect of the transfer of any of the Contributed Interests to the Operating Partnership.

Section 6.16 WAIVER OF SECTION 1542 PROTECTIONS. As of the Closing Date, each of the parties hereto expressly acknowledges that it has had, or has had and waived, the opportunity to be advised by independent legal counsel and hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542 which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.

Section 6.17 AMENDMENTS. This Agreement may be amended by appropriate instrument, without the consent of any Contributor, at any time prior to the Closing Date; provided, that no such amendment, modification or supplement shall be made that alters the amount or changes the form of the consideration to be delivered to the Contributors, without the prior written consent of any Contributor adversely affected by such proposed amendment, modification or supplement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers or representatives, all as of the date first written above.

AMERICAN ASSETS TRUST, L.P.,
a Maryland limited partnership

By:	AMERICAN ASSETS TRUST, INC.,
a Maryland corporation
Its General Partner

By:
Name:
Title:

AMERICAN ASSETS TRUST, INC., a Maryland corporation

By:
Name:
Title:

[OP SUBSIDIARY], a Delaware limited liability company

By:
Name:
Title:

EACH CONTRIBUTOR LISTED ON SCHEDULE I HERETO

By:	AMERICAN ASSETS TRUST, INC.,
a Maryland corporation
Its:	Attorney-in-Fact

By:
	Name:	John W. Chamberlain
	Title:	President

[Signature Page to OP Sub Contribution Agreement]

Schedule I

CONTRIBUTOR

Schedule II

Calculation of Equity Value

For purposes of all Formation Transaction Documentation, “Equity Value” of any Target Asset directly or indirectly owned by the American Assets Entity subject to such agreement shall be calculated pursuant to the formula set forth below. Capitalized terms used in this Schedule II shall have the meanings set forth below and capitalized terms used herein without definition shall have the meanings assigned to such terms in the Agreement.

EV = EP x [TFTV-TPA]+AA;

where:

EV = Equity Value;

EP = Equity Percentage;

TFTV= Total Formation Transaction Value;

TPA = Total Portfolio Adjustment; and

AA = Asset Adjustment;

provided, however, that if the resulting Equity Value for a Target Asset is a negative amount (a “Net Deficit”), then the REIT shall exercise one of the following options, as determined by the REIT in its sole and absolute discretion: (i) select the Target Asset as an Eliminated Asset or (ii) if one or more entities that are subject to the Formation Transaction Documentation that are the direct or indirect owners of such Target Asset would otherwise possess Excluded Assets the value of which in the aggregate would equal or exceed the amount of such Net Deficit, increase the Target Net Working Capital with respect to such entity or entities by the absolute value of such Net Deficit; and provided further that if the REIT shall have exercised option (ii) with respect to any Target Asset, the Equity Value with respect to such Target Asset shall be deemed to be equal to zero;

provided further, that if the Equity Value for ICW Valencia/Valencia Corporate Center as calculated above would result in the holders of direct or indirect Pre-Formation Interests in ICW Valencia, L.P. having an amount of Allocated Shares, prior to the application of the Intercompany Debt Adjustments, that is less than the value of the Intercompany Debt owed by ICW Valencia, L.P. to ICW Plaza, L.P. (such shortfall being referred to as the “Intercompany Debt Shortfall”), then (i) Western Insurance Holdings, Inc. shall issue a promissory note with a term of three years to ICW Valencia, L.P. which shall be treated as an Asset Adjustment with respect to ICW Valencia/Valencia Corporate Center and such promissory note (the “WIH Note”) shall have such face amount as shall be necessary to increase the Equity Value of ICW Valencia/Valencia Corporate Center such that the Allocated Shares of holders of direct or indirect Pre-Formation Interests in ICW Valencia, L.P. shall increase by an amount, prior to the application of the Intercompany Debt Adjustments, equal to the Intercompany Debt Shortfall and (ii) the Equity Value for ICW Valencia/Valencia Corporate Center shall be recalculated to give effect to the Asset Adjustment attributable to the issuance of the WIH Note.

Attached as Appendix A to this Schedule II are illustrative calculations of Equity Value for a hypothetical portfolio of Target Assets.

“Actual Balance” shall mean: (i) with respect to each Existing Loan to be assumed in connection with the IPO, the unpaid principal amount of and past due unpaid interest on such Existing Loan as of the IPO Closing Date and immediately prior to any such assumption and all assumption fees and any related expenses with respect to such Existing Loan; and (ii) with respect to each Existing Loan to be prepaid, repaid or refinanced in connection with the IPO, the unpaid principal amount of and past due unpaid interest on such Existing Loan as of the IPO Closing Date and immediately prior to any such prepayment, repayment or refinancing and any related prepayment penalties and any related expenses; provided, however, that in the event a Target Asset is not included in the Formation Transactions pursuant to a merger (or contribution of all direct or indirect Pre-Formation Interests in such Target Asset) but a portion of the direct or indirect Pre-Formation Interests in such Target Asset is otherwise contributed to the Operating Partnership or a subsidiary of the Operating Partnership, then the Actual Balance for such Target Asset shall be proportionately adjusted to take into account the portion of the direct or indirect Pre-Formation Interests in such Target Asset that will not be so contributed. With respect to each Existing Loan to be assumed, prepaid, repaid or refinanced in connection with the Formation Transactions, the Actual Balance as of the Closing Date shall be determined by the REIT within forty five (45) days prior to the date of the preliminary prospectus used in the IPO roadshow based on its good faith estimate of what such amounts will be as of the IPO Closing Date.

“Asset Adjustment” shall mean with respect to each Target Asset and any Existing Loan relating to such Target Asset, an amount equal to the Base Balance minus the Actual Balance (expressed as a positive or negative number, as applicable) with respect to all Existing Loans relating to such Target Asset, and in the case of ICW Valencia/Valencia Corporate Center, the face value of the WIH Note shall be deemed to reduce the Actual Balance of the Existing Loan relating to ICW Valencia/Valencia Corporate Center.

“Base Balance” shall mean with respect to each Existing Loan, the principal amount of such Existing Loan set forth on Appendix C to this Schedule II; provided, however, that in the event a Target Asset is not included in the Formation Transactions pursuant to a merger (or contribution of all direct or indirect Pre-Formation Interests in such Target Asset) but a portion of the direct or indirect Pre-Formation Interests in such Target Asset is otherwise contributed to the Operating Partnership or a subsidiary of the Operating Partnership, then the Base Balance for such Target Asset shall be proportionately adjusted to take into account the portion of the direct or indirect Pre-Formation Interests in such Target Asset that will not be so contributed.

“Eliminated Asset” shall mean any Target Asset subject to the Formation Transaction Documentation that is excluded pursuant to the terms of the Formation Transaction Documentation from the Formation Transactions.

“Equity Percentage” shall mean with respect to each Target Asset, the percentage (expressed as a decimal) set forth opposite the name of such Target Asset on Appendix B to this Schedule II (which percentage is based on the Fairness Opinion of Duff & Phelps, LLC and represents such Target Asset’s percentage of the net asset values of the Target Assets (other than the

Management Company) and the net equity value of the Management Company, taken as a whole); provided, however, that in the event a Target Asset is selected as or otherwise becomes for any reason an Eliminated Asset, then: (i) the Equity Percentage for each remaining Target Asset shall be recalculated as a fraction, the numerator of which is the original Equity Percentage for such remaining Target Asset and the denominator of which is (A) 100 minus (B) the original Equity Percentage of the Eliminated Asset; and (ii) the Equity Percentage of the Eliminated Asset shall be zero; and provided, further, that in the event a Target Asset is not included in the Formation Transactions pursuant to a merger (or contribution of all direct or indirect Pre-Formation Interests in such Target Asset) but a portion of the direct or indirect Pre-Formation Interests in such Target Asset is otherwise contributed to the Operating Partnership or a subsidiary of the Operating Partnership, then, after giving effect to any Eliminated Assets pursuant to the preceding proviso, the Equity Percentage for such Target Asset and for each other remaining Target Asset subject directly or indirectly to the Formation Transaction Documentation shall be proportionately adjusted to take into account the portion of the direct or indirect Pre-Formation Interests in such Target Asset that will not be so contributed.

“Excluded Assets” has the meaning set forth in Section 5.03 to the Agreement.

“Existing Loan” shall mean (i) each mortgage or mezzanine loan secured by a Target Asset listed on Appendix C to this Schedule II and (ii) all unsecured indebtedness of an American Assets Entity or of an entity in which an American Assets Entity has a direct or indirect interest that will be assumed, prepaid, repaid or refinanced in connection with the IPO and that is set forth on Appendix D to this Schedule II (all indebtedness falling within the scope of this clause (ii) shall be referred to as “Entity Specific Debt”); for the avoidance of doubt, no Intercompany Debt shall constitute an Existing Loan (in order to avoid double counting, as Intercompany Debt is adjusted for through the definition of “Allocated Share”). Existing Entity Specific Debt will be deemed to relate to the Target Asset(s) and, if to multiple Target Assets, in the proportions set forth opposite the name of such Entity Specific Debt on Appendix D to this Schedule II, and all such Entity Specific Debt will be deemed to have a Base Balance of zero (because “Equity Percentage” as determined by Duff & Phelps, LLC was determined at the property level and did not take into account Entity Specific Debt, Entity Specific Debt is deemed to be zero in order to cause a readjustment of “Equity Value” of all Target Assets after taking into account such Entity Specific Debt).

“Target Asset” shall mean each property set forth on Appendix B to this Schedule II and the property management business of American Assets, Inc. (the “Management Company”).

“Target Net Working Capital” has the meaning set forth in Schedule 5.03 to the Agreement.

“Total Portfolio Adjustment” shall mean the sum (which may be a positive or negative number) of all Asset Adjustments for every Target Asset, excluding Eliminated Assets.

“Total Formation Transaction Value” shall mean the aggregate dollar value of (i) the cash, (ii) the REIT Shares and (iii) the OP Units that are issued or issuable to all Pre-Formation Participants in the Formation Transactions as set forth in the Prospectus. Total Formation Transaction Value will be determined valuing REIT Shares and OP Units at a value per REIT Share or OP Unit equal to the IPO Price.

Schedule III

Intercompany Indebtedness

See attached.

EXHIBITS

Exhibit A:	List of American Assets Entities

Exhibit B:	Form of Lock-Up Agreement

Exhibit C:	Form of Tax Protection Agreement

Exhibit D:	Form of Registration Rights Agreement

Exhibit E:	Order of Mergers

Exhibit F:	Operating Partnership Agreement

Exhibit G:	Formation Transaction Documentation

Exhibit A

List of American Assets Entities

List of Forward OP Merger Entities:

1.	Solana Beach Towne Centres Investments, L.P.

2.	Pacific San Jose Holdings, L.P.

3.	Pacific Sorrento Mesa Holdings, L.P.

4.	Hillside 104, a California limited partnership

5.	Hillside 276, a California limited partnership

6.	Desert Hillside Holdings, LLC

7.	BWH Holdings, LLC

8.	Waikele Center Holdings, LP

List of Forward REIT Merger Entities:

1.	Pacific Stonecrest Assets, Inc.

2.	Pacific National City Assets, Inc.

3.	Western Assets, Inc.

4.	Pacific Towne Centre Assets, Inc.

5.	Pacific Oceanside Assets, Inc.

6.	Pacific San Jose Assets, Inc.

7.	KMBC Assets, Inc.

8.	Hero Retail, Inc.

9.	Pacific Sorrento Valley Assets I, Inc.

10.	Pacific Sorrento Mesa Assets, Inc.

11.	Beach Walk Assets, Inc.

12.	ICW Plaza, Inc. [d/b/a Delaware ICW Plaza, Inc.]

13.	ICW Valencia, Inc.

14.	Pacific Torrey Reserve Assets, Inc.

15.	Landmark Assets, Inc.

16.	Landmark One Market, Inc.

17.	Pacific Novato Assets, Inc.

18.	Waikele Center Assets, Inc.

List of OP Sub Forward Merger Entities:

1.	Pacific Stonecrest Holdings, L.P.

2.	Rancho Carmel Plaza, a California limited partnership

3.	Pacific Oceanside Holdings, L.P.

4.	Kearny Mesa Business Center, a California limited partnership

5.	Del Monte Center Holdings, LP

6.	Beach Walk Holdings, LP

7.	ICW Plaza, L.P., a California limited partnership

8.	ICW Valencia, L.P.

9.	Desert Oceanside Holdings, LLC

10.	San Diego Loma Palisades, L.P.

List of OP Sub Reverse Merger Entities:

1.	Pacific Waikiki Holdings, L.P.

2.	ABW Lewers LLC

3.	King Street Holdings, LP

4.	Loma Palisades, a California general partnership

List of REIT Sub Forward Merger Entities:

1.	Pacific Del Mar Assets, Inc.

2.	Pacific Carmel Mountain Assets, Inc.

3.	Pacific Solana Beach Assets, Inc.

4.	Pacific Waikiki Assets, Inc.

5.	King Street Assets, Inc.

6.	Pacific Sorrento Valley Assets II, Inc.

7.	Pacific Santa Fe Assets, Inc.

List of Contributed Entities:

1.	American Assets Trust Management, LLC

2.	Winrad Vista Hacienda, a California general partnership

3.	Vista Hacienda, a California limited partnership

4.	Pacific American Assets Holdings, L.P., a California limited partnership

5.	Carmel Country Plaza, L.P.

6.	Pacific Carmel Mountain Holdings, L.P.

7.	Pacific National City Holdings, L.P.

8.	Pacific Solana Beach Holdings, L.P.

9.	Pacific San Jose Holdings, L.P.

10.	Winrad Kearny Mesa Business Center, a California general partnership

11.	Pacific Sorrento Valley Holdings I, L.P.

12.	Pacific Sorrento Mesa Holdings, L.P.

13.	Beach Walk Holdings, LP

14.	ICW Plaza, L.P., a California limited partnership

15.	ICW Valencia, L.P.

16.	Pacific Sorrento Valley Holdings II, L.P.

17.	EBW Hotel LLC

18.	Imperial Strand, a California limited partnership

19.	Winrad Imperial Strand, a California general partnership

20.	San Diego Loma Palisades, L.P.

21.	Mariner’s Point, LLC

22.	Pacific Santa Fe Holdings, L.P.

Exhibit B

Form of Lock-Up Agreement

See Attached.

Exhibit C

Form of Tax Protection Agreement

See Attached.

Exhibit D

Form of Registration Rights Agreement

See Attached.

Exhibit E

Order of Mergers

Each step within each “Transaction Step” below must be completed before the transactions in the following “Transaction Step” may be completed. All transactions within each “Transaction Step” may be completed simultaneously or in any order.

Transaction Step 1

All Forward REIT Mergers

All REIT Sub Forward Mergers

Transaction Step 2

All Contributions to the OP (including the REIT’s contribution to the OP of the assets acquired in Step 1)

Transaction Step 3

All Contributions to subsidiaries of the OP (including, where applicable, the OP’s contribution to the applicable subsidiary of assets acquired in Step 2)

Transaction Step 4

All OP Forward Mergers except the OP Forward Merger set forth in Transaction Step 5 and Transaction Step 7 below

Transaction Step 5

Forward Merger of Desert Hillside Holdings LLC with and into the Operating Partnership

Transaction Step 6

All OP Sub Forward Mergers except the OP Sub Forward Merger set forth in Transaction Step 7 below

Transaction Step 7

Forward Merger of BWH Holdings LLC with and into the Operating Partnership

Forward Merger of Desert Oceanside Holdings LLC with and into Pacific Oceanside Holdings LLC.

Transaction Step 8

All OP Sub Reverse Mergers

Exhibit F

Operating Partnership Agreement

See Attached.

Exhibit G

Formation Transaction Documentation

Form of Forward REIT Merger Agreement

Form of REIT Sub Forward Merger Agreement

Form of Forward OP Merger Agreement

Form of OP Sub Forward Merger Agreement

Form of OP Sub Reverse Merger Agreement

Form of OP Contribution Agreement

Form of OP Sub Contribution Agreement

Form of Alternate Contribution Agreement

Form of Tax Protection Agreement

Amended and Restated Agreement of Limited Partnership of American Assets Trust, L.P.

Registration Rights Agreement

Representation, Warranty and Indemnity Agreement

Indemnity Escrow Agreement

Lock-Up Agreement

Articles of Amendment and Restatement of American Assets Trust, Inc.

Bylaws of American Assets Trust, Inc.

Management Business Contribution Agreement